Exhibit (a)(5)(vii)
FORM 71-101F1
SUBMISSION TO JURISDICTION AND APPOINTMENT OF AGENT FOR
SERVICE OF PROCESS
Issuer Bid
1.	Name of issuer (the “Issuer”): Laidlaw International Inc.

2.	Jurisdiction of incorporation of Issuer: Delaware

3.	Address of principal place of business of Issuer: 55 Shuman Boulevard, Suite 400, Naperville, Illinois, 60563, USA

4.	Description of securities (the “Securities”): Common Stock (including the associated Preferred Share Purchase Rights)

5.	Date of Bid (the “Bid”) for the Securities: July 13, 2006

6.	Name of agent (the “Agent”): Blakes Extra-Provincial Services Inc.

7.	Address for service of process of Agent in Canada: Commerce Court West, 199 Bay Street, 28th Floor, Toronto, Ontario, M5L 1A9

8.	The Offeror designates and appoints the Agent at the address of the Agent stated above as its agent upon whom may be served any notice, pleading, subpoena, summons or other process in any action, investigation or administrative, criminal, quasi-criminal, penal or other proceeding (the “Proceeding”) arising out of or relating to or concerning the Bid, and irrevocably waives any right to raise as a defence in any such Proceeding any alleged lack of jurisdiction to bring such Proceeding.

9.	The Offeror irrevocably and unconditionally submits to the non-exclusive jurisdiction of,
(a)	the judicial, quasi-judicial and administrative tribunals of each of the provinces of Canada in which the Bid is made, and

(b)	any administrative proceeding in any such province,
in any Proceeding arising out of or related to or concerning the Bid.

10.	Until six years from the date of the Bid, the Offeror will file a new submission to jurisdiction and appointment of agent for service of process in this form at least 30 days before termination of this submission to jurisdiction and appointment of agent for service of process.

11.	Until six years from the date of the Bid, the Offeror will file an amended submission to jurisdiction and appointment of agent for service of process at least 30 days before any change in the name or above address of the Agent.

12.	This submission to jurisdiction and appointment of agent for service of process must be governed by and construed in accordance with the laws of Ontario.
Dated: July 13, 2006

LAIDLAW INTERNATIONAL INC.

By:	(signed) Beth Byster Corvino

Executive Vice President, General Counsel and Corporate Secretary
The undersigned accepts the appointment as agent for service of process of Laidlaw International Inc. under the terms and conditions of the appointment of agent for service of process stated above.
Dated: July 13, 2006

BLAKES EXTRA-PROVINCIAL SERVICES INC.

By:	(signed) W. R. F. McKee
Director